File pursuant to Rule 424(b)(7)
                                                     Registration No. 333-146187



PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated September 19, 2007)

                                2,539,928 Shares

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                                  Common Stock

                                 ---------------


         This prospectus supplement No. 1, which supplements the prospectus dated September 19, 2007 and filed by us on September 20, 2007, relates to the resale from time to time by selling stockholders of the shares of common stock that may be issued to them upon the conversion of our 2.375% Senior Convertible Notes due 2012.

         You should read this prospectus supplement in conjunction with the related prospectus, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any amendments or supplements to the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supercedes information contained in the prospectus.

         You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with additional information described on page 34 of the related prospectus under the heading "Where You Can Find More Information and Incorporation by Reference." Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus is accurate only as of the dates of the documents containing the information.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 of the related prospectus.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the related prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

             THIS PROSPECTUS SUPPLEMENT IS DATED DECEMBER 14, 2007.

                              SELLING STOCKHOLDERS

         The information appearing in the table below with respect to the selling stockholders named therein supplements and supersedes the information with respect to such selling stockholders in the table appearing under the heading "Selling Stockholders" in the related prospectus dated September 19, 2007 and filed September 2007. The information is based solely on information provided to us by or on behalf of the selling stockholders on or prior to December 13, 2007 in Selling Securityholder Notices and Questionnaires.

         The number of shares of our common stock issuable upon the conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling stockholder at the initial conversion rate of 15.3935 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, which rate is subject to adjustment upon the occurrence of certain events. Accordingly, the number of shares of our common stock issued upon the conversion of the notes may increase or decrease from time to time. The selling stockholders may offer all, some or none of the shares of our common stock that we may issue upon the conversion of the notes. Therefore, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon consummation of any of these sales. The number of shares of our common stock owned by the other selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the conversion of the notes. In addition, the selling stockholders identified below may have acquired, sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes and therefore the aggregate number of shares set forth in the table below may exceed the number of shares actually issuable upon conversion of the notes.

         Based upon information provided by the selling stockholders, none of the selling stockholders or their affiliates has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, except as disclosed below.

------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
                                                           Number of                         Number of
                                                             Shares                           Shares
                                     Principal Amount     Beneficially                     Beneficially
                                      of Notes Owned     Owned Prior to     Number of       Owned After       Percentage of
                                     Prior to Offering      Offering       Shares Being      Offering      Shares Outstanding
Name of Selling Stockholder          (in U.S. dollars)        (1)            Offered            (2)              (2)(3)
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
Citigroup Global Markets Inc. (4)       12,187,000            187,600           187,600               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
DBAG London (5)                            600,000              9,236             9,236               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
JPMorgan Securities Inc. (6)             3,845,000             59,188            59,188               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
KBC Financial Products USA Inc.
   (7)                                  12,000,000            184,722           184,722               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
Linden Capital L.P.                      6,000,000             92,361            92,361               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------


------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
Silvercreek II Limited                   6,500,000            100,057           100,057               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------
Silvercreek Limited Partnership         10,500,000            161,631           161,631               0             *
------------------------------------ ------------------ ----------------- --------------- ---------------- --------------------

* Less than 1%.

(1) Certain of the selling stockholders listed in this table may also own or be deemed to own shares of the Company's common stock issuable upon conversion of the 2008 notes and/or the 2012 notes.

(2) The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by the selling stockholder and that prior to the sale of such shares the selling stockholder does not acquire additional shares or dispose of shares beneficially owned by the stockholder that are not being offered pursuant to this prospectus.

(3) The percentage of outstanding shares is based on 26,363,053 shares of common stock outstanding as of November 5, 2007.

(4) The selling stockholder is a registered broker-dealer and was an initial purchaser of the notes and the 2010 notes and was a joint bookrunner for the concurrent private placements of such notes. The selling stockholder entered into call and warrant transactions with the Company in connection with the concurrent private placements of the notes and the 2010 notes. An affiliate of the selling stockholder is a lender under the Company's credit facility. The selling stockholder certifies that it acquired the securities in the ordinary course of business, and that, at the time it acquired the securities, it did not have any agreements or understandings, direct or indirect, with any person to distribute the securities.

(5) The selling stockholder entered into call and warrant transactions with the Company in connection with the private placement of the notes and the concurrent private placement of the 2010 notes. The selling stockholder is an affiliate of a registered broker-dealer, Deutsche Bank Securities, Inc. Deutsche Bank Securities Inc. was an initial purchaser of the notes and the 2010 notes in the private placements of such notes. An affiliate of the selling stockholder and of Deutsche Bank Securities Inc. is a lender under the Company's credit facility. The selling stockholder certifies that it acquired the securities in the ordinary course of business, and that, at the time it acquired the securities, it did not have any agreements or understandings, direct or indirect, with any person to distribute the securities.

(6) The selling stockholder is a registered broker-dealer and was both an initial purchaser and a representative of the initial purchasers of the notes and the 2012 notes in the private placement of the notes and the concurrent private placement of the 2012 notes. An affiliate of the selling stockholder is a lender under the Company's credit facility. The selling stockholder certifies that it acquired the securities in the ordinary course of business, and that, at the time it acquired the securities, it did not have any agreements or understandings, direct or indirect, with any person to distribute the securities.

(7) The selling stockholder is a registered broker-dealer and a direct, wholly owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct, wholly owned subsidiary of KBC Ban N.V., which in turn is a direct, wholly owned subsidiary of KBC Group N.V., a publicly traded entity. The selling stockholder certifies that it acquired the securities in the ordinary course of business, and that, at the time it acquired the securities, it did not have any agreements or understandings, direct or indirect, with any person to distribute the securities.